EXHIBIT 21.1

Subsidiaries of

DTE Electric Company

Name of Subsidiary	Jurisdiction of Formation of Subsidiary
DTE Electric Securitization Funding I LLC	Delaware
DTE Electric Securitization Funding II LLC	Delaware
DTE Electric Securitization Funding III LLC	Delaware